Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:	Media Relations Contact:
Raphael Gross	Liz Brady DiTrapano
203-682-8253	646-277-1226
investorrelations@dfrg.com	liz.brady@icrinc.com

Del Frisco’s Restaurant Group, Inc. Announces Third Quarter 2012 Results

SOUTHLAKE, TX — (GLOBE NEWSWIRE) — October 16, 2012 — Del Frisco’s Restaurant Group, Inc. (NASDAQ: DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported financial results today for the third quarter ended September 4, 2012. The Company also updated its outlook for the full 2012 fiscal year and provided guidance on its development plans for the full 2013 fiscal year.

Key highlights from the third quarter 2012 compared to the third quarter 2011 include:

•	Consolidated revenues increased 16.0% to $47.9 million from $41.3 million

•	Total comparable restaurant sales increased 3.5%, including 5.3% at Del Frisco’s and 1.4% at Sullivan’s, following a comparable restaurant sales increase of 11.9% in the third quarter of last year

•	Cost of sales, as a percentage of sales, increased slightly to 30.3% from 30.2%

•	Net loss of $(2.4) million, or $(0.12) per diluted share, compared to net loss of $(1.8) million, or $(0.10) per diluted share, in the third quarter of last year

•	Adjusted net income*, a non-GAAP measure, was $2.0 million, or $0.10 per diluted share, compared to $1.5 million, or $0.08 per diluted share, in the third quarter of last year

•	Restaurant-level EBITDA**, a non-GAAP measure, increased 13.3% to $10.1 million from $8.9 million

*	Adjusted net income, a non-GAAP measure, represents pre-tax income from continuing operations plus the sum of the asset advisory agreement termination fee, related party management fees and expenses, the write-off of debt issuance costs, and the IPO transaction bonus, minus income tax expense at an effective tax rate of 32%. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.
**	Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, IPO transaction bonuses and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

“We delivered an outstanding third quarter for our shareholders, characterized by healthy revenue gains and even stronger adjusted net income and diluted EPS contributions versus the year-ago period. Comparable restaurant sales and entrée growth exceeded our expectations against formidable comparisons, and we appreciate the team’s dedicated efforts in delivering an exceptional dining experience for our guests. In view of our performance to date, we are pleased to be raising our outlook for annual comparable restaurant sales growth,” said Mark S. Mednansky, Chief Executive Officer of Del Frisco’s Restaurant Group, Inc.

Mednansky continued, “Our 2011 and 2012 Del Frisco’s and Del Frisco’s Grille restaurant openings are performing exceptionally well and lend further credence to our intention to develop our ‘next generation’ full-service dining concepts in 2013 and beyond. We opened our Atlanta Del Frisco’s Grille earlier this week and will be completing our 2012 expansion plans with the Chicago Del Frisco’s in early December for a total of four new locations this year. In 2013, we are committed to opening four to five restaurants in both new and existing markets as we continue executing on our long-term growth model.”

Review of Third Quarter 2012 Operating Results

Total revenues increased $6.6 million, or 16.0%, to $47.9 million in the third quarter of 2012 from $41.3 million in the third quarter of 2011. This increase was primarily due to a 3.5% increase in total comparable restaurant sales and 42 additional operating weeks resulting from four restaurant openings since the third quarter last year. Total operating weeks for all concepts during the third quarter of 2012 increased to 381 from 339 in the third quarter of 2011.

Cost of sales increased $2.1 million, or 16.6%, to $14.5 million in the third quarter of 2012 from $12.5 million in the third quarter of 2011. As a percentage of consolidated revenues, consolidated cost of sales increased slightly to 30.3% from 30.2%.

Restaurant-level EBITDA** increased $1.2 million, or 13.3%, to $10.1 million in the third quarter of 2012 from $8.9 million in the third quarter of 2011. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 21.1% from 21.5% due primarily to expected new opening inefficiencies of two Del Frisco’s Grilles opened in June and July.

Operating loss was $(0.9) million in the third quarter of 2012 compared to operating income of $3.2 million in the third quarter of 2011. During the third quarter of 2012, the Company incurred a one-time charge of $3.0 million for the termination of an asset advisory agreement and a charge of $1.5 million related to the IPO transaction bonuses for which there were no comparable charges in the last year’s quarter.

Net loss for the third quarter of 2012 was $(2.4) million, or $(0.12) per diluted share, compared to net loss of $(1.8) million, or $(0.10) per diluted share in the third quarter of 2011. Adjusted net income *, a non-GAAP measure, was $2.0 million, or $0.10 per diluted share, compared to $1.5 million, or $0.08 per diluted share in the third quarter of last year. The share base was 20.8 million in the third quarter of 2012 compared to 18.0 million in the third quarter of 2011.

Segment Results

The Company operates the Del Frisco’s Double Eagle Steak House, Sullivan’s, and Del Frisco’s Grille brands as operating segments. The operations of Del Frisco’s Grille are included in the “Other” segment.

Del Frisco’s Double Eagle Steak House

Revenues increased $1.2 million, or 5.1%, to $25.2 million in the third quarter of 2012 from $24.0 million in the third quarter of 2011. The improvement was primarily due to a 5.3% increase in comparable restaurant sales, comprised of a 3.1% increase in average check and a 2.2% increase in entrée counts. This increase follows a comparable restaurant sales increase of 16.3% in the third quarter of last year. Operating weeks for the quarter remained consistent at 108 for both periods.

Restaurant-level EBITDA** increased 8.3% to $6.8 million in the third quarter of 2012 from $6.3 million in the third quarter of 2011, as the concept benefitted primarily from lower restaurant operating expenses and marketing and advertising costs which more than offset higher cost of sales as a percentage of revenues.

Sullivan’s

Revenues increased $0.2 million, or 1.3%, to $17.2 million in the third quarter of 2012 from $16.9 million in the third quarter of 2011. The 1.4% increase in comparable restaurant sales for the third quarter of 2012 was comprised of a 0.9% increase in average check and a 0.5% increase in entrée counts. This increase follows a comparable restaurant sales increase of 6.9% in the third quarter of last year. Operating weeks for the quarter remained consistent at 228 for both periods.

Restaurant-level EBITDA** decreased 5.7% to $2.5 million in the third quarter of 2012 from $2.7 million in the third quarter of 2011, as the concept experienced higher cost of sales, restaurant operating expenses, and marketing and advertising costs as a percentage of revenues.

The Sullivan’s in Dallas, Texas which was closed during the third quarter in June 2012 has been reclassified to discontinued operations and therefore is not included in the aforementioned results for the affected periods.

Restaurant Portfolio

As of September 4, 2012, Del Frisco’s Restaurant Group, Inc. owned and operated 32 restaurants across 18 states, including nine Del Frisco’s, 19 Sullivan’s, and four Del Frisco’s Grille locations. During the third quarter, the Company opened one Del Frisco’s Grille in Washington, D.C. and closed one Sullivan’s in Dallas, Texas.

On October 13, 2012, the Company opened a Del Frisco’s Grille in Atlanta, Georgia. The final 2012 opening is a Del Frisco’s in Chicago, Illinois which is scheduled for early December 2012.

New Credit Facility

On October 15, 2012, the Company entered into a new credit facility with JP Morgan Chase that provides for a three-year unsecured revolving credit facility of up to $25.0 million. Borrowings under the new credit facility will bear interest at a rate of LIBOR plus 1.50%. The Company is required to pay a commitment fee equal to 0.25% per annum on the available but unused revolving loan facility. The credit facility is guaranteed by significant subsidiaries of the Company. The new credit facility contains various financial covenants, including a maximum ratio of total indebtedness to EBITDA, as defined in the credit agreement, and minimum fixed charge coverage, as defined in the credit agreement. The new credit facility also contains covenants restricting certain corporate actions, including asset dispositions, acquisitions, the payment of dividends, the incurrence of indebtedness and providing financing or other transactions with affiliates.

Outlook

Del Frisco’s Restaurant Group, Inc. is providing the following updated guidance for the full 2012 fiscal year, which ends on December 25, 2012.

•	Total comparable restaurant sales increase of 3.5% to 4% (compared to 3% to 4% previously)

•	One Del Frisco’s and three Del Frisco’s Grille openings and one Sullivan’s closing

•	Cost of sales of 30.6% to 31.0% of consolidated revenues

•	Restaurant-level EBITDA** of 23.3% to 23.8% of consolidated revenues

•	Effective tax rate of approximately 31% to 32%

•	Gross capital expenditures (before tenant allowances) of $30 million to $31 million

•	Annual weighted average diluted common shares outstanding of approximately 20.6 million

In 2013, the Company anticipates opening between four and five restaurants.

Conference Call

The Company will host a conference call to discuss the financial results for the third quarter ended September 4, 2012 at 7:30 am central time today. Hosting the call will be Mark S. Mednansky, Chief Executive Officer, and Thomas J. Pennison, Jr., Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-300-2342 or for international callers by dialing 719-325-4828. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 6991341. The replay will be available until Tuesday, October 23, 2012.

The conference call will also be webcast live from the Company’s website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the Company’s website shortly after the call has concluded.

About Del Frisco’s Restaurant Group, Inc.

Based in Southlake, TX, Del Frisco’s Restaurant Group owns and operates three contemporary, high-end, complementary restaurant concepts: Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille. The Company currently operates 33 restaurants across 19 states. Each of its three concepts offers steaks and other menu selections, such as chops and fresh seafood, complemented by an extensive wine selection.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco’s Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO’S RESTAURANT GROUP, INC.

Condensed Consolidated Income Statements - Unaudited

(dollar amounts in thousands, except share and per share data)

	12 Weeks Ending		36 Weeks Ending
	September 4, 2012	September 6, 2011	September 4, 2012	September 6, 2011
Revenues	$47,887	$41,273	$151,565	$126,745

Costs and expenses:
Costs of sales	14,526	12,454	46,489	38,800
Restaurant operating expenses	22,167	18,952	65,945	56,469
Marketing and advertising costs	1,127	983	3,133	2,626
Pre-opening costs	1,129	871	2,031	2,177
General and administrative costs	3,292	2,450	8,692	7,511
Management and accounting fees paid to related party	56	713	1,252	2,366
Asset advisory agreement termination fee	3,000	—	3,000	—
Initial public offering transaction bonuses	1,462	—	1,462	—
Depreciation and amortization	2,051	1,655	5,622	4,674

Operating income	(923)	3,195	13,939	12,122

Other income (expense), net:
Interest expense	(619)	(1,489)	(2,847)	(4,946)
Write-off of debt issuance costs	(1,649)	(2,501)	(1,649)	(2,501)
Other	(14)	(188)	51	(274)

Income (loss) from continuing operations before income taxes	(3,205)	(983)	9,494	4,401
Income tax expense (benefit)	(1,411)	(62)	2,762	1,500

Income (loss) from continuing operations	$(1,794)	$(921)	$6,732	$2,901

Discontinued operations, net of income tax benefit	(628)	(915)	(543)	(959)

Net income (loss)	$(2,422)	$(1,836)	$6,189	$1,942

Basic and diluted income (loss) per common share:
Continuing operations	$(0.09)	$(0.05)	$0.36	$0.16
Discontinued operations	(0.03)	(0.05)	(0.03)	(0.05)

Basic and diluted income (loss) per share	$(0.12)	$(0.10)	$0.33	$0.11

Shares used in computing net income (loss) per common share:
Basic and Diluted	20,825,619	17,994,667	18,938,318	17,994,667

DEL FRISCO’S RESTAURANT GROUP, INC.

Selected Balance Sheet Data

(dollar amounts in thousands)

	September 4, 2012	December 27, 2011
	(unaudited)
Cash and cash equivalents	$5,756	$14,119
Total assets	240,138	234,274
Long-term debt	—	70,000
Total stockholders’ equity	170,063	95,872

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income from continuing operations plus the sum of the asset advisory agreement termination fee, related party management fees and expenses, the write-off of debt issuance costs, and the IPO transaction bonus, minus income tax expense at an effective tax rate of 32%. We believe that this measure represents a useful internal measure of performance as it excludes certain one-time expenditures associated with our IPO as well as the discontinuation of the asset advisory agreement. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, IPO transaction bonuses and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

Adjusted Net Income Reconciliation

	12 Weeks Ending		36 Weeks Ending
	September 4, 2012	September 6, 2011	September 4, 2012	September 6, 2011
Adjusted Net Income:
Pre-tax Income from continung operations	$(3,205)	$(983)	$9,494	$4,401
Asset advisory agreement termination fee	3,000	—	3,000	—
Management and accounting fees paid to related party	56	713	1,252	2,366
Write-off of debt issuance costs	1,649	2,501	1,649	2,501
Initial public offering transaction bonuses	1,462	—	1,462	—

Adjusted Pre-tax Income	2,962	2,231	16,857	9,268
Income Tax @ 32%	948	714	5,394	2,966

Adjusted Net Income	$2,014	$1,517	$11,463	$6,302

Basic and Diluted EPS (Adjusted)	$0.10	$0.08	$0.61	$0.35

Segment Information and Restaurant-Level EBITDA Reconciliation

	12 Weeks Ending September 4, 2012 (unaudited)
	Del Frisco’s		Sullivan’s		Other		Consolidated
Revenues	$25,188	100.0%	$17,174	100.0%	$5,525	100.0%	$47,887	100.0%
Costs and expenses:
Cost of sales	7,795	30.9%	5,206	30.3%	1,525	27.6%	14,526	30.3%
Restaurant operating expenses	10,161	40.3%	8,833	51.4%	3,173	57.4%	22,167	46.3%
Marketing and advertising costs	431	1.7%	600	3.5%	96	1.7%	1,127	2.3%

Restaurant-level EBITDA	6,801	27.0%	2,535	14.8%	731	13.2%	10,067	21.1%

Pre-opening costs							1,129	2.4%
General and administrative							3,292	6.9%
Management and accounting fees paid to related party							56	0.1%
Asset advisory agreement termination fee							3,000	6.3%
Initial public offering transaction bonuses							1,462	3.0%
Depreciation and amortization							2,051	4.3%

Operating Income							$(923)	-1.9%

Restaurant operating weeks	108		228		45		381
Average unit volume	$2,799		$904		$1,473		$1,508

	12 Weeks Ending September 6, 2011 (unaudited)
	Del Frisco’s		Sullivan’s		Other		Consolidated
Revenues	$23,974	100.0%	$16,948	100.0%	$351	100.0%	$41,273	100.0%
Costs and expenses:
Cost of sales	7,296	30.4%	5,050	29.8%	108	30.8%	12,454	30.2%
Restaurant operating expenses	9,941	41.5%	8,700	51.3%	312	88.7%	18,952	45.9%
Marketing and advertising costs	459	1.9%	511	3.0%	13	3.7%	983	2.4%

Restaurant-level EBITDA	6,279	26.2%	2,687	15.9%	(82)	-23.2%	8,884	21.5%

Pre-opening costs							871	2.1%
General and administrative							2,450	6.0%
Management and accounting fees paid to related party							713	1.7%
Depreciation and amortization							1,655	4.0%

Operating Income							$3,195	7.7%

Restaurant operating weeks	108		228		3		339
Average unit volume	$2,664		$892		$1,404		$1,461